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                                                                    EXHIBIT 10.3

                           BANCO SANTANDER PUERTO RICO
               EMPLOYMENT TERMS AND CONDITIONS FOR THE POSITION OF
                   DIRECTOR OF THE CORPORATE BANKING DIVISION

      The present agreement for the position of Director of the Corporate Banking Division is effective today February 11, 2003. This Agreement is entered into by and between Banco Santander Puerto Rico (hereafter, the "Bank" or "Santander") and Mr. Roberto Cordova (hereafter the "Director")

      1.    TERMS AND CONDITIONS

            The Director will dedicate all his efforts and the necessary time needed to meet the objectives established by the Bank and will perform the duties indicated on the job description (Attachment A). These duties may change from time to time, when the supervisor so states and according to the operational and business needs of the Bank. The immediate supervisor will establish the objectives and goals of the position to be held during the first week of employment. The Director must fully comply with these goals and objectives. The Director agrees to fully comply with the norms, procedures, and policies of the Bank.

            The Bank relied on the truthfulness of the information and the data provided by the Director on the job application and other job entry forms and he may be fired at any time if upon verification it becomes apparent that information provided in the forms has been omitted and/or submitted incomplete and/or is false.

            The Bank reserves the right to modify functions, conditions, and terms of employment as hereby stated, to conform to any needs that may arise in the institution, except for the compensation's terms and conditions hereby described. Such changes will be notified in writing to the Director, so that he may comply with the new requirements.

      2.    COMPENSATION AND BENEFITS

            Effective by the date of this agreement, the Bank will compensate the Director with a gross yearly salary of $225,000.00. The conditions detailed in the offer letter dated January 27, 2003 are integrated into

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            this agreement. A special bonus in the amount of $25,000.00 will be paid in the first bi-weekly payment. The Director will return 100% of the hiring bonus if the work relationship is voluntarily terminated during the first year of service. In the case that the work relationship is voluntarily terminated during the second year of service, the Director will return 50% of this special bonus. The Director will return the corresponding percentage of the special bonus before his last day at work and the amount will become due and payable at this time.

            Also a second bonus in the amount of $25,000.00 will paid according to the terms established in the previously mentioned letter. From the first $100,000.00; $50,000.00 are free from the penalty. The Director will return 100% from the remainder of the previously mentioned second bonus in the case that the work relationship ends voluntarily during the first year of service. In the case that the work relationship ends voluntarily during the second, third, and fourth year of service the Director will return 50% of the special bonus disbursed during that year. The Director will return the corresponding percentage before his last day of work and that amount will become due and payable at this time. The Director will participate in the benefits plans established by the Bank for its employees, subject to what is established in each plan. The Christmas Bonus will be awarded by complying with applicable law and if the Board of Directors approves it annually. Will also be a participant of the Deferred Compensation Program, as so established for his position, as long as he complies with the objectives and the goal established and is an active employee at the time of the award. The previously mentioned payments in the Compensation, Salaries, and Benefits items are subject to the legal deductions applicable under local and federal statutes.

      3.    TRADE SECRETS

            During the course of business the Director will have access to confidential documents, lists of clients information, potential clients, marketing strategies, and other policies and materials which constitute for the Bank information related to and for the business, which for all intended purposes constitute confidential information. This confidential information is property of the Bank. The Director cannot disclose directly or indirectly such information, with the exception if

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            a business requirement should arise in which case the immediate
            Supervisor's authorization is necessary.

            Upon resignation or upon work termination, we require from you complete protection of the confidential and privileged business information, and to abstain from its disclosure either for your own benefit, your new employer, or third parties. This information includes, without any limitation, trade secrets, proprietary information of the Bank, of its affiliates and subsidiaries, confidential matters, operational methodology, list of clients or potential clients, business relationships, banking products, strategies, tactics, business plans, data bases, development of computer programming, financial information, financial statements, account balances, profit margins, stock ownership, financial studies, market studies, marketing strategies, and other of a similar nature.

            If the Director breaches any of the previously mentioned dispositions, of not revealing or not utilizing confidential information, the Bank will have the right to request an "injunction" (permanent or preliminary) in order for the Director to cease and desist of this practice, and to abstain from incurring in this type of previously mentioned conduct. The remedies available to the Bank in this situation range from breach of contract, as well as to indemnify damages, among others.

      4.    TERMINATION

            The parties agree that this contract may be terminated by any of the parties. In the case of the Bank, the Contract may be terminated with or without just cause. In the case that the relationship is terminated without just cause, the Director will be indemnified with what Law 80 of May 30, 1976, as amended, establishes, or the amount of $225,000.000, the greater amount of the two. "Just cause" is understood, as defined in Law 80 of May 30, 1976, as amended, or when the determination is in abeyance of a federal or state authority. The employee may terminate this contract by means of a verbal and written prior 30-day notice from the last day of work that is established in the written notice.

      5.    CHANGE IN THE BANK'S CONTROL

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            Shall be subject to the local and federal dispositions, which regulate the termination of an employee in Puerto Rico. The Bank will decide if it will provide a monetary compensation, in the case of termination, as a special aid in returning to the job market.

            In accordance to Law Number 80 of May 30, 1976, as amended, if the Director does not comply with the goals and objectives, as well as not complying with the assigned quotas, inefficiency, or any other type of violation as they are stated in the Manual of General Norms of Work and Conduct for the Bank, he will be admonished according to its dispositions.

            The Bank may rescind this contract without any justification establishing an amount of $250,000.00 as compensation and thus liberating the Bank of any type of claim or cause of action.

      5.    APPLICABLE LAW

            This contract shall be governed by and construed under the laws of the Commonwealth of Puerto Rico.

      6.    SEVERABILITY

            In the event that any competent court declares any part, condition, or disposition of this contract legally null or ineffective, such determination will not affect the validity of the other dispositions in this contract, which will be in full force and vigor. Also, the parties consent to have a competent court modify , alter, amend, or interpret any part of this contract in respect to that particular disposition.

      7.    ENTIRE AGREEMENT AND ACCEPTANCE

            The parties accept that this contract contains all the agreements among them and so sign it freely and voluntarily.

            Given, in San Juan, Puerto Rico on June 16, 2003.

            By: /s/ Ivonna Pacheco                    By: /s/ Roberto Cordova
            Human Resources Director                  Director